Exhibit 23.1

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3, File Nos. 333-80447, 333-87597, 333-89917, 333-33788 and 333-53204 and Registration Statements on Form S-8, File Nos. 33-88876, 333-43466 and 333-43468 of PubliCARD, Inc. of our report dated Apirl 2, 2007, relating to the consolidated financial statements of PubliCARD, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the three years ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) and the consolidated financial statement schedule listed in the Index at Item 15 appearing in this Annual Report on Form 10-K of PubliCARD, Inc. and its subsidiaries for the year ended December 31, 2006.

/s/Deloitte & Touche LLP

New York, New York
April 2, 2007